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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Turnstone Systems, Inc.:

     We consent to the use of our reports dated January 6, 2000 relating to the balance sheets of Turnstone Systems, Inc., as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from January 2, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, and the related financial statement schedule which reports are included herein, and to the reference to our firm under the heading "Selected Financial Data" and "Experts" in the prospectus.

                                            /s/ KPMG LLP

Mountain View, California

September 11, 2000